UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  July 28, 2009

APPLIED SOLAR, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-50450	98-0370750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3560 Dunhill Street
San Diego, California 92121
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (858) 909-4080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.     Entry into a Material Definitive Agreement.

DIP Financing

Applied Solar, Inc. (the “Company” or “we”) previously disclosed in its current report on Form 8-K filed on July 28, 2009 that it and one of its wholly-owned subsidiaries, Solar Communities I, LLC (“SCI”), a Delaware limited liability company, filed a voluntary petition (the “Chapter 11 Petition”) for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Court”). The Chapter 11 Petition is being administered under the Chapter 11 Case No. 09-12623 (MFW).

On July 28, 2009, we executed a Debtor-In-Possession Credit and Security Agreement with The Quercus Trust (the “DIP Agreement”).   The DIP Agreement provides for the funding of up to $1,465,000 in working capital, on a secured, superpriority basis, funded in bi-weekly increments.  The loans made pursuant to the DIP Agreement bear interest at the rate of 10% per annum, and mature on the 85th day immediately following July 24, 2009.   The DIP Agreement contains covenants and restrictions on the incurrence of liens, the incurrence of indebtedness and other customary covenants.  The Court has approved the DIP financing an interim basis, subject to final approval in the coming weeks.

Asset Purchase Agreement—Stalking Horse Bid

Also on July 28, 2009, we executed an Asset Purchase Agreement (the “APA”) with Quercus APSO, LLC (“Quercus APSO”), under which Quercus APSO has agreed to serve as the stalking horse bidder for the sale of substantially all of the assets of the Company and SCI.  Quercus APSO is an affiliate of The Quercus Trust, an existing lender to and investor in the Company.  The purchase consideration offered by Quercus APSO under the APA includes the assumption or waiver of certain indebtedness owed by the Company to The Quercus Trust, the assumption of certain of the Company’s obligations to third parties and cash.  The APA is subject to approval of the Bankruptcy Court and certain other contingencies and conditions, including overbid by third parties.

The Quercus Trust is the Company’s primary lender and beneficially owns approximately 62% of the Company's fully diluted outstanding common stock.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in item 1.01 under the heading “DIP Financing” is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2009	APPLIED SOLAR, INC.

	By:	/s/ Dalton W. Sprinkle
Dalton W. Sprinkle
General Counsel